UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________
FORM 8-K
_______________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 29, 2018
_______________________________________
Denali Therapeutics Inc.
(Exact name of registrant as specified in its charter)
_______________________________________

Delaware	001-38311	46-3872213
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
151 Oyster Point Blvd., 2nd Floor
South San Francisco, California 94080
(Address of principal executive offices, including zip code)

(650) 866-8548
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last reports)
_______________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement
Introduction
On October 29, 2018, Denali Therapeutics Inc. ("Denali" or "we") entered into a Collaboration and License Agreement ("Collaboration Agreement") with Genzyme Corporation, a wholly owned subsidiary of Sanofi S.A. ("Sanofi") pursuant to which certain small molecule compounds that bind to and inhibit receptor-interacting serine/threonine-protein kinase 1 ("RIPK1", such compounds, "RIPK1 Inhibitors") contributed by Sanofi and by Denali will be developed and commercialized.
Denali and Sanofi plan to jointly develop and commercialize products containing RIPK1 Inhibitors for neurological indications, such as Alzheimer’s disease, Amyotrophic Lateral Sclerosis ("ALS") and Multiple Sclerosis, and Sanofi plans to develop and commercialize products containing RIPK1 Inhibitors for systemic inflammatory indications, such as Rheumatoid Arthritis and Psoriasis.
RIPK1 is a critical signaling protein in the tumor necrosis factor receptor pathway and regulates inflammation and cell death in tissues throughout the body. RIPK1 levels are increased in both chronic neurodegenerative and systemic inflammatory diseases and inhibition of RIPK1 may have therapeutic benefit in these diseases.
The Collaboration Agreement includes Denali’s and Sanofi’s RIPK1 Inhibitors that meaningfully penetrate the blood-brain barrier ("CNS Products"), and Denali’s and Sanofi’s RIPK1 Inhibitors that do not meaningfully penetrate the blood-brain barrier ("Peripheral Products"). The two most advanced RIPK1 Inhibitors in the collaboration are DNL747, a potent and selective CNS Product that was discovered by Denali and is currently in Phase 1 testing in healthy volunteers, and DNL758, a Peripheral Product discovered by Denali for which IND-enabling studies have been completed.
License Grant
Under the Collaboration Agreement, Denali granted Sanofi an exclusive, worldwide license under intellectual property that Denali controls related to Denali’s and Sanofi’s RIPK1 Inhibitors, including certain intellectual property licensed to Denali by an academic institution.
The Collaboration Agreement will become effective when the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have been satisfied.
Payments
When the Collaboration Agreement becomes effective, Sanofi is obligated to pay us $125 million upfront, and make milestone payments up to approximately $1.1 billion upon achievement of certain clinical, regulatory and sales milestone events. Such milestone payments include $600 million in clinical and regulatory milestone payments for CNS Products and $495 million in clinical, regulatory and commercial milestone payments for Peripheral Products.
Denali will share profits and losses equally with Sanofi for CNS Products in the United States and China and receive royalties on net sales for CNS Products outside of the United States and China and for Peripheral Products worldwide, each as further described below.
RIPK1 Inhibitors contributed by Sanofi and developed and commercialized under the Collaboration Agreement will be subject to lower milestone and royalty payments to Denali compared to RIPK1 Inhibitors contributed by Denali. Denali will also retain responsibility for certain payment obligations under Denali’s agreement with an academic institution which licensed certain intellectual property to Denali that Denali is sublicensing to Sanofi under the Collaboration Agreement.

Program for Development and Commercialization of CNS Products
Denali and Sanofi will jointly develop CNS Products pursuant to a global development plan ("CNS Development Plan"). Denali will be responsible, at Denali’s cost, for the conduct of Phase 1 and Phase 2 trials for CNS Products for Alzheimer’s disease and any activities required to support such clinical trials and specific for Alzheimer’s disease. Denali will also conduct, at Sanofi’s cost, a Phase 1b trial for DNL747 for ALS. Sanofi will be responsible, at its cost, for all other Phase 1 and Phase 2 trials for CNS Products, including for Multiple Sclerosis. Sanofi will lead the conduct of all Phase 3 and later stage development trials for CNS Products, with Sanofi funding 70% of such costs and Denali funding 30% of such costs. The Collaboration Agreement contains certain protections for Denali with respect to Phase 3 development costs not included in the initial budget for the CNS Development Plan agreed by the parties, including a deferral mechanism for costs incurred above the budgeted amounts for such trials and for costs incurred in respect of Phase 3 and other clinical trials not contemplated in the initial CNS Development Plan. In addition, Denali has the ability to opt out of the cost-profit sharing arrangement, as further described below.
Sanofi will lead commercialization activities globally for CNS Products. Denali may elect to conduct certain co-commercialization activities with respect to each CNS Product in the United States and/or China, provided that the cost-profit sharing arrangement for the relevant CNS Product is still in effect, as further described below.
Denali may opt out of the cost-profit sharing arrangement for CNS Products in the United States and China on a CNS Product-by-CNS Product and country-by-country basis. Sanofi may also terminate our cost-profit sharing arrangement in its entirety if, following notice from Sanofi and a cure period, we fail to satisfy our cost-sharing obligations. After such an opt out by us or termination by Sanofi, we will no longer be obligated to share in the development and commercialization costs for the applicable CNS Products and we will not share in the applicable profits from such CNS Products. Instead, we will be entitled to receive tiered royalties on net sales of the applicable CNS Products in the relevant country (or countries). The royalty rates will be a percentage in the low double digits to mid-teens, but may increase to the mid-teens to low-twenties percentages for all countries in which Sanofi is paying royalties on the applicable CNS Products, if we have met certain co-funding thresholds at the time of our election or Sanofi’s termination of our cost-profit sharing rights and obligations.
Program for Development and Commercialization of Peripheral Products
Sanofi will be responsible, at its cost, for conducting activities relating to the development and commercialization of Peripheral Products.
Sanofi will lead commercialization activities globally for Peripheral Products. We will be entitled to receive tiered royalties in the low- to mid- teen percentages on net sales of Peripheral Products.
Manufacturing
Sanofi will be responsible for delivering all supplies for clinical trials and commercial production for CNS Products and Peripheral Products, except that Denali will deliver such supplies for the currently-planned Phase 1 trials for DNL747 and DNL758.
Royalty Term
For any CNS Product for which Sanofi is required to pay royalties and for each Peripheral Product, Sanofi will pay royalties to Denali on a country-by-country basis until the latest of (i) the expiration of certain patents covering the relevant product, (ii) the expiration of all regulatory exclusivity for that product in the applicable country, and (iii) an agreed period of time after the first commercial sale of that product in the applicable country. If, in a particular country, a CNS Product for which Sanofi is required to pay royalties or a Peripheral Product is not covered by specified patent rights in that country or net sales in that country decrease below specified thresholds as a result of generic competition, Sanofi’s royalty obligations in the applicable country would be reduced or would terminate as specified in the Collaboration Agreement.

Exclusivity

During the term of the Collaboration Agreement, neither Denali nor Sanofi may conduct IND-enabling, clinical or commercial activities involving any RIPK1 Inhibitor, anywhere in the world, unless the RIPK1 Inhibitor is included by Denali or Sanofi, as the case may be, under the collaboration and only to the extent such activity is permitted under the Collaboration Agreement.
Termination
Each party may terminate the Collaboration Agreement in its entirety, or with respect to a particular program (i.e., the CNS Products program or Peripheral Products program), as applicable, if the other party remains in material breach of the Collaboration Agreement following a cure period to remedy the material breach. After giving a specified amount of prior notice to us, Sanofi may terminate the Collaboration Agreement for convenience in its entirety, with respect to any particular program, or with respect to one or more specified regions of the world. Sanofi may also terminate the Collaboration Agreement with respect to any program or a particular RIPK1 Inhibitor if a material safety event has occurred and cessation of all development and commercialization of all RIPK1 Inhibitors in the affected program or the affected RIPK1 Inhibitor is recommended. Denali and Sanofi may each terminate the Collaboration Agreement in its entirety if the other party is declared insolvent or in similar financial distress or if, subject to a specified cure period, the other party challenges any patents licensed to it under the Collaboration Agreement.
Following any termination of the Collaboration Agreement with respect to a particular program or a particular region (or regions) of the world or termination of the Collaboration Agreement in its entirety, our rights to each of our RIPK1 Inhibitors that were licensed to Sanofi will revert to us. Sanofi will conduct certain development, manufacturing and commercialization activities on a transitional basis following termination of the Collaboration Agreement, as outlined in the Collaboration Agreement or agreed by Sanofi, depending upon the basis for the applicable termination.
If the Collaboration Agreement is terminated for any reason other than by Sanofi for our material uncured breach, our insolvency or our challenge to any of the patents licensed to us by Sanofi, Sanofi will grant us an exclusive license to certain intellectual property controlled by Sanofi with respect to such RIPK1 Inhibitors (which could be subject to low single digit royalties payable to Sanofi).
Item 7.01    Regulation FD Disclosure

Press Release

On November 1, 2018, Denali issued a press release announcing the collaboration with Sanofi. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release dated November 1, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENALI THERAPEUTICS INC.

Date:	November 1, 2018	By:	/s/ Steve E. Krognes
Steve E. Krognes
Chief Financial Officer